Exhibit 99.1

EARTHLINK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2012	March 31, 2013
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$157,621	$146,148
Marketable securities	42,073	41,845
Restricted cash	1,013	1,013
Accounts receivable, net of allowance of $7,872 and $8,580 as of December 31, 2012 and March 31, 2013, respectively	112,765	109,953
Prepaid expenses	17,171	19,023
Deferred income taxes, net	15,954	9,902
Other current assets	20,303	24,042
Total current assets	366,900	351,926
Long-term marketable securities	4,778	4,108
Property and equipment, net	418,966	430,928
Long-term deferred income taxes, net	195,012	232,873
Goodwill	379,415	122,715
Other intangible assets, net	214,685	199,446
Other long-term assets	19,654	19,757
Total assets	$1,599,410	$1,361,753
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,792	$17,271
Accrued payroll and related expenses	31,003	22,792
Other accrued liabilities	129,572	143,514
Deferred revenue	51,690	51,287
Current portion of long-term debt and capital lease obligations	1,375	1,399
Total current liabilities	232,432	236,263
Long-term debt and capital lease obligations	614,890	613,666
Other long-term liabilities	33,284	32,455
Total liabilities	880,606	882,384
Stockholders’ equity:
Convertible preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2012 and March 31, 2013	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 196,919 and 197,242 shares issued as of December 31, 2012 and March 31, 2013, respectively, and 102,739 and 103,062 shares outstanding as of December 31, 2012 and March 31, 2013, respectively	1,969	1,972
Additional paid-in capital	2,057,974	2,054,950
Accumulated deficit	(606,148)	(842,563)
Treasury stock, at cost, 94,180 shares as of December 31, 2012 and March 31, 2013	(735,003)	(735,003)
Accumulated other comprehensive income	12	13
Total stockholders’ equity	718,804	479,369
Total liabilities and stockholders’ equity	$1,599,410	$1,361,753
The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,
	2012	2013
	(in thousands, except per share data) (unaudited)
Revenues	$341,091	$316,788
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	157,048	152,866
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	107,917	106,578
Depreciation and amortization	45,228	43,355
Impairment of goodwill	—	255,599
Restructuring, acquisition and integration-related costs	3,521	11,262
Total operating costs and expenses	313,714	569,660
Income (loss) from operations	27,377	(252,872)
Interest expense and other, net	(15,758)	(14,556)
Income (loss) before income taxes	11,619	(267,428)
Income tax (provision) benefit	(3,647)	32,118
Income (loss) from continuing operations	7,972	(235,310)
Loss from discontinued operations, net of tax	(709)	(1,105)
Net income (loss)	$7,263	$(236,415)

Other comprehensive income, net of tax:
Unrealized holding gains on investments, net of tax	14	1
Other comprehensive income, net of tax	14	1
Comprehensive income (loss)	$7,277	$(236,414)

Basic net income (loss) per share
Continuing operations	$0.08	$(2.29)
Discontinued operations	(0.01)	(0.01)
Basic net income (loss) per share	$0.07	$(2.30)
Basic weighted average common shares outstanding	106,258	102,913

Diluted net income (loss) per share
Continuing operations	$0.07	$(2.29)
Discontinued operations	(0.01)	(0.01)
Diluted net income (loss) per share	$0.07	$(2.30)
Diluted weighted average common shares outstanding	106,926	102,913

Dividends declared per share	$0.05	$0.05

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2013
Cash flows from operating activities:	(in thousands) (unaudited)
Net income (loss)	$7,263	$(236,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	45,228	43,355
Impairment of goodwill	—	255,599
Loss (gain) on disposals and sales of fixed assets	502	(175)
Non-cash income taxes	1,717	(32,247)
Stock-based compensation	2,672	3,969
Amortization of debt discount, premium and issuance costs	(494)	(414)
Other operating activities	(219)	(210)
Decrease in accounts receivable, net	6,924	2,638
Decrease (increase) in prepaid expenses and other assets	3,518	(4,816)
(Decrease) increase in accounts payable and accrued and other liabilities	(746)	1,034
Decrease in deferred revenue	(154)	(474)
Net cash provided by operating activities	66,211	31,844
Cash flows from investing activities:
Purchases of property and equipment	(31,775)	(42,454)
Purchases of marketable securities	(19,187)	(15,792)
Sales and maturities of marketable securities	—	16,690
Purchase of customer relationships	—	(1,195)
Change in restricted cash	718	—
Other investing activities	32	—
Net cash used in investing activities	(50,212)	(42,751)
Cash flows from financing activities:
Repayment of debt and capital lease obligations	(415)	(381)
Payment of dividends	(5,441)	(199)
Proceeds from exercises of stock options	46	—
Other financing activities	31	14
Net cash used in financing activities	(5,779)	(566)
Net increase (decrease) in cash and cash equivalents	10,220	(11,473)
Cash and cash equivalents, beginning of period	211,783	157,621
Cash and cash equivalents, end of period	$222,003	$146,148

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED

1.  Organization

EarthLink, Inc. (“EarthLink” or the “Company”), together with its consolidated subsidiaries, is a leading network, communications and IT services provider to business and residential customers in the United States. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides a broad range of data, voice and IT services to retail and wholesale business customers. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to residential customers. The Company operates an extensive network including approximately 29,400 route fiber miles, 90 metro fiber rings and eight enterprise-class data centers that provide IP coverage across more than 90 percent of the United States. For further information concerning the Company’s reportable segments, see Note 15, “Segment Information.”

2.  Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements of EarthLink for the three months ended March 31, 2012 and 2013 and the related footnote information are unaudited and have been prepared on a basis consistent with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission (the “SEC”) (the “Annual Report”).

These financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto contained in the Annual Report.  In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) which management considers necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods presented.  The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results anticipated for the entire year ending December 31, 2013.

Basis of Consolidation

The accompanying condensed consolidated financial statements of EarthLink include the accounts of its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Discontinued Operations

 The operating results of the Company's telecom systems business acquired as part of ITC^DeltaCom, Inc. ("ITC^DeltaCom") have been separately presented as discontinued operations for all periods presented. See Note 6, "Discontinued Operations," for further discussion.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Actual results may differ from those estimates.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

3.  Earnings per Share

The Company presents a dual presentation of basic and diluted earnings per share. Basic earnings per share represents net income (loss) divided by the weighted average number of common shares outstanding during the reported period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, including stock options and restricted stock units (collectively “Common Stock Equivalents”), were exercised, vested or converted into common stock. The dilutive effect, if any, of outstanding stock options and restricted stock units is reflected in diluted earnings per share by application of the treasury stock method. In applying the treasury stock method for stock-based compensation arrangements, the assumed proceeds are computed as the sum of the amount the employee must pay upon exercise, the amount of compensation cost attributed to future services and not yet recognized and the amount of excess tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the awards.

The following table sets forth the computation for basic and diluted net income (loss) per share for the three months ended March 31, 2012 and 2013:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands, except per share data)
Numerator
Income (loss) from continuing operations	$7,972	$(235,310)
Loss from discontinued operations, net of tax	(709)	(1,105)
Net income (loss)	$7,263	$(236,415)

Denominator
Basic weighted average common shares outstanding	106,258	102,913
Dilutive effect of Common Stock Equivalents	668	—
Diluted weighted average common shares outstanding	106,926	102,913

Basic net income (loss) per share
Continuing operations	$0.08	$(2.29)
Discontinued operations	(0.01)	(0.01)
Basic net income (loss) per share	$0.07	$(2.30)

Diluted net income (loss) per share
Continuing operations	$0.07	$(2.29)
Discontinued operations	(0.01)	(0.01)
Diluted net income (loss) per share	$0.07	$(2.30)

During the three months ended March 31, 2012, approximately 2.4 million stock options and restricted stock units were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.  Anti-dilutive securities could be dilutive in future periods. The Company has not included the effect of Common Stock Equivalents in the calculation of diluted earnings per share for the three months ended March 31, 2013 because such inclusion would have an anti-dilutive effect due to the Company's net loss.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

4.  Acquisitions

On April 1, 2011, EarthLink completed its acquisition of One Communications Corp. (“One Communications”), a privately-held integrated telecommunications solutions provider serving customers in the northeast, mid-Atlantic and upper midwest sections of the United States. The fair value of consideration transferred was $39.9 million which consisted of $20.0 million in cash and $19.9 million for the issuance of EarthLink common stock. The assets acquired and liabilities assumed of One Communications were recognized at their acquisition date fair values, which included $87.4 million of goodwill. Approximately 59% of the goodwill is deductible for income tax purposes.
Pursuant to the terms of the merger agreement, the aggregate merger consideration included $13.5 million (combination of cash and approximately 0.8 million shares of common stock) deposited into an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments. As of December 31, 2012, approximately $1.4 million of cash and 0.2 million shares of common stock valued at $1.4 million had been returned to EarthLink. During the three months ended March 31, 2013, an arbitrator made a final decision with respect to the post-closing working capital adjustments. Pursuant to the arbitrator's decision, the Company will receive an additional $1.9 million of cash and 0.2 million shares of common stock valued at $1.3 million from the escrow account.

5.  Restructuring, Acquisition and Integration-Related Costs

Restructuring, acquisition and integration-related costs consist of costs related to EarthLink’s restructuring, acquisition and integration-related activities. Such costs include: 1) severance and retention costs; 2) integration-related costs, such as system conversion, rebranding costs and integration-related consulting and employee costs; 3) transaction-related costs, which are direct costs incurred to effect a business combination, such as advisory, legal, accounting, valuation and other professional fees; and 4) facility-related costs, such as lease termination and asset impairments. Restructuring, acquisition and integration-related costs are expensed in the period in which the costs are incurred and the services are received and are included in restructuring, acquisition and integration-related costs in the Condensed Consolidated Statements of Comprehensive Income (Loss).  Restructuring, acquisition and integration-related costs consisted of the following during the three months ended March 31, 2012 and 2013:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands)
Severance and retention costs	$1,547	$4,588
Integration-related costs	1,151	5,002
Transaction-related costs	839	104
Facility-related costs	165	1,568
Legacy plan restructuring costs	(181)	—
Restructuring, acquisition and integration-related costs	$3,521	$11,262

During the three months ended March 31, 2013, the Company restructured its sales organization in order to better meet the needs of the IT services market, which resulted in a reduction in the Company's sales workforce and some office closings. As a result, the Company recorded $2.2 million of severance costs and $0.6 million of facility-related costs, which is included in restructuring, acquisition and integration-related costs in the Condensed Consolidated Statement of Comprehensive Loss.

6.  Discontinued Operations

The operating results of the Company's telecom systems business acquired as part of ITC^DeltaCom have been separately presented as discontinued operations for all periods presented. On August 2, 2013, the Company sold its ITC^DeltaCom telecom systems business. Upon disposition of the ITC^DeltaCom telecom systems business, the Company will have no significant continuing involvement in the operations or significant continuing direct cash flows. This business has been classified as held for sale as of June 30, 2013 and reported as discontinued operations for all periods presented. The telecom systems results of operations were previously included in the Company's Business Services segment.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

The following table presents summarized results of operations related to discontinued operations for the three months ended March 31, 2013:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands)
Revenues	$3,285	$3,228
Operating costs and expenses	(4,467)	(4,334)
Income tax benefit	473	1
Loss from discontinued operations, net of tax	$(709)	$(1,105)

7.  Investments in Marketable Securities

The Company’s marketable securities consisted of the following as of December 31, 2012 and March 31, 2013:

	As of December 31, 2012	As of March 31, 2013
	(in thousands)
Corporate debt securities	$30,181	$31,412
Government and agency securities	5,314	5,188
Commercial paper	9,293	8,291
Certificates of deposit	1,552	—
Municipal bonds	511	1,062
Total marketable securities	46,851	45,953
Less: classified as current	(42,073)	(41,845)
Total long-term marketable securities	$4,778	$4,108

Marketable securities consist of investments with original maturities greater than three months the date of acquisition. Marketable securities with maturities less than one year from the balance sheet date are classified as short-term marketable securities. Marketable securities with maturities greater than one year from the balance sheet date are classified as long-term marketable securities. As of March 31, 2013, all of the Company's long-term marketable securities were due within one to two years. These investments primarily consist of corporate debt securities, government and agency notes (which include U.S. treasury securities and government-sponsored debt securities), commercial paper, certificates of deposit and municipal bonds. These securities are classified as available for sale. Available-for-sale securities are carried at fair value, with any unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity and in total comprehensive income (loss). Amounts reclassified out of accumulated other comprehensive income into earnings are determined on a specific identification basis. Realized gains and losses on marketable securities are determined on a specific identification basis and included in interest expense and other, net, in the Condensed Consolidated Statements of Comprehensive Income (Loss).

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

The following tables summarize gross unrealized gains and losses as of December 31, 2012 and March 31, 2013 on the Company’s marketable securities designated as available-for-sale:

	As of December 31, 2012
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
	(in thousands)
Corporate debt securities	$30,173	$—	$8	$30,181
Government and agency securities	5,311	—	3	5,314
Commercial paper	9,292	—	1	9,293
Certificates of deposit	1,552	—	—	1,552
Municipal bonds	511	—	—	511
	$46,839	$—	$12	$46,851

	As of March 31, 2013
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
	(in thousands)
Corporate debt securities	$31,401	$(4)	$15	$31,412
Government and agency securities	5,187	—	1	5,188
Commercial paper	8,291	—	—	8,291
Municipal bonds	1,061	—	1	1,062
	$45,940	$(4)	$17	$45,953

8.  Goodwill and Other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill by operating segment during the three months ended March 31, 2013 were as follows:

	Consumer Services Segment	Business Services Segment	Total
	(in thousands)
Balance as of December 31, 2012
Goodwill	$88,920	$378,373	$467,293
Accumulated impairment loss	—	(87,878)	(87,878)
	88,920	290,495	379,415

Goodwill impairment	—	(256,700)	(256,700)

Balance as of March 31, 2013
Goodwill	88,920	378,373	467,293
Accumulated impairment loss	—	(344,578)	(344,578)
	$88,920	$33,795	$122,715

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Other Intangible Assets

The following table presents the components of the Company’s acquired identifiable intangible assets included in the accompanying Condensed Consolidated Balance Sheets as of December 31, 2012 and March 31, 2013:

	As of December 31, 2012			As of March 31, 2013
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in thousands)
Customer relationships	$361,961	$(160,513)	$201,448	$363,156	$(175,148)	$188,008
Developed technology and software	24,311	(14,801)	9,510	24,311	(15,818)	8,493
Trade names	9,121	(6,345)	2,776	9,121	(6,978)	2,143
Other	1,800	(849)	951	1,800	(998)	802
	$397,193	$(182,508)	$214,685	$398,388	$(198,942)	$199,446

Definite-lived intangible assets are amortized over their estimated useful lives. The Company’s customer relationships are being amortized using the straight-line method to match the estimated cash flow generated by such assets, and the developed technology and trade names are being amortized using the straight-line method because a pattern to which the expected benefits will be consumed or otherwise used up could not be reliably determined. As of March 31, 2013, the weighted average amortization periods were 5.3 years for customer relationships, 3.9 years for developed technology and software, 3.3 years for trade names and 4.4 years for other identifiable intangible assets.

Amortization of intangible assets, which is included in depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss), for the three months ended March 31, 2012 and 2013 was as follows:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands)
Amortization expense	$17,680	$16,434

Based on the current amount of definite-lived intangible assets, the Company expects to record amortization expense of approximately $49.2 million during the remaining nine months in the year ending December 31, 2013 and $61.3 million, $59.3 million, $28.5 million, and $1.1 million during the years ending December 31, 2014, 2015, 2016, and 2017, respectively. Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of acquisitions, changes in useful lives and other relevant factors.

Impairment of Goodwill
During the three months ended March 31, 2013, the Company recognized a $256.7 million non-cash impairment charge to goodwill related to its Business Services reporting unit, of which $255.6 million is included in continuing operations and $1.1 million is reflected in discontinued operations. The impairment was based on an analysis of a number of factors after a decline in the Company's market capitalization following the announcement of its fourth quarter 2012 earnings and 2013 financial guidance. The primary factor contributing to the impairment was a change in the discount rate and market multiples as a result of the change in these market conditions, both key assumptions used in the determination of fair value.
The Company tests its goodwill annually during the fourth quarter of each fiscal year or when events or changes in circumstances indicate that goodwill might be impaired. The Company's stock price and market capitalization declined during the three months ended March 31, 2013 following the announcement in mid-February 2013 of the Company's fourth quarter 2012 earnings and 2013 financial guidance. As a result of the sustained decrease in stock price and market capitalization, the Company performed an interim goodwill test in conjunction with the preparation of its financial statements for the three months ended March 31, 2013.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Impairment testing of goodwill is required at the reporting unit level and involves a two-step process. The Company identified two reporting units for evaluating goodwill, which were Business Services and Consumer Services. Each of these reporting units constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results. The first step of the impairment test involves comparing the estimated fair values of the Company's reporting units with the reporting units' carrying amounts, including goodwill. The Company estimated the fair values of its reporting units based on weighting of the income and market approaches. These models use significant unobservable inputs, or Level 3 inputs, as defined by the fair value hierarchy. Under the income approach, the fair value of the reporting unit was estimated based on the present value of estimated cash flows using a discounted cash flow method. The significant assumptions used in the discounted cash flow method included internal forecasts and projections developed by management for planning purposes, available industry/market data, strategic plans, discount rates and the growth rate to calculate the terminal value. Under the market approach, the fair value was estimated using the guideline company method. The Company selected guideline companies in the industry where each reporting unit operates.

Upon completion of the first step, the Company determined that the carrying value of its Business Services reporting unit exceeded its estimated fair value, so a second step was performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. The implied fair value of goodwill for the Business Services reporting unit was determined in the same manner as utilized to recognize goodwill in a business combination. To determine the implied value of goodwill, estimated fair values were allocated to the identifiable assets and liabilities of the Business Services reporting unit as of March 31, 2013. The implied fair value of goodwill was measured as the excess of the fair value of the Business Services reporting unit over the amounts assigned to its identifiable assets and liabilities. The impairment loss of $256.7 million during the three months ended March 31, 2013 was measured as the amount the carrying value of goodwill exceeded the implied fair value of the goodwill. Of this amount, $49.3 million was deductible for tax purposes. Approximately $33.8 million of goodwill attributable to the Business Services reporting unit remains as of March 31, 2013. The Company is still finalizing the second step of its goodwill impairment test. As such, the measurement of the impairment loss is an estimate and may require adjustment in a subsequent reporting period.

9.  Other Accrued Liabilities

Other accrued liabilities consisted of the following as of December 31, 2012 and March 31, 2013:

	As of December 31, 2012	As of March 31, 2013
	(in thousands)
Accrued taxes and surcharges	$33,016	$32,352
Accrued communications costs	39,174	32,486
Accrued interest	11,066	25,589
Amounts due to customers	15,913	17,451
Facility exit and restructuring liabilities	3,211	3,865
Other	27,192	31,771
Total other accrued liabilities	$129,572	$143,514

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

10.  Long-Term Debt and Capital Lease Obligations

The Company’s long-term debt and capital lease obligations consisted of the following as of December 31, 2012 and March 31, 2013:

	As of December 31, 2012	As of March 31, 2013
	(in thousands)
ITC^DeltaCom senior secured notes due April 2016	$292,300	$292,300
Unamortized premium on ITC^DeltaCom senior secured notes due April 2016	15,694	14,605
EarthLink senior notes due May 2019	300,000	300,000
Unamortized discount on EarthLink senior notes due May 2019	(8,818)	(8,563)
Capital lease obligations	17,089	16,723
Carrying value of debt and capital lease obligations	616,265	615,065
Less current portion of debt and capital lease obligations	(1,375)	(1,399)
Long-term debt and capital lease obligations	$614,890	$613,666

ITC^DeltaCom Senior Secured Notes due April 2016

General.  In connection with the EarthLink’s acquisition of ITC^DeltaCom, Inc. (“ITC^DeltaCom”) in December 2010, EarthLink assumed ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due on April 1, 2016 (the “ITC^DeltaCom Notes”). The ITC^DeltaCom Notes were not repaid or guaranteed by EarthLink.  The ITC^DeltaCom Notes were recorded at acquisition date fair value, which was based on publicly-quoted market prices. The resulting debt premium of $26.3 million is being amortized over the remaining life of the ITC^DeltaCom Notes using the effective interest method.

Under the indenture for the ITC^DeltaCom Notes, following the consummation of the acquisition, ITC^DeltaCom was required to offer to repurchase any or all of the ITC^DeltaCom Notes at 101% of their principal amount.  The tender window was open from December 20, 2010 through January 18, 2011. As a result, approximately $0.2 million outstanding principal amount of the ITC^DeltaCom Notes was repurchased in January 2011. The remaining ITC^DeltaCom Notes remain outstanding as obligations of ITC^DeltaCom and its subsidiaries.

The ITC^DeltaCom Notes accrue interest at a rate of 10.5% per year. Interest on the ITC^DeltaCom Notes is payable semi-annually in cash in arrears on April 1 and October 1 of each year. The ITC^DeltaCom Notes will mature on April 1, 2016.

Redemption.  ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes, at any time before April 1, 2013, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes at any time on or after April 1, 2013, at specified redemption prices declining from 105.250% to 100% of their principal amount. In addition, before April 1, 2013, ITC^DeltaCom may redeem up to 35% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 110.5% of their principal amount with the net proceeds of certain equity offerings. During any 12-month period before April 1, 2013, ITC^DeltaCom may redeem up to 10% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 103% of their principal amount.

In December 2012, the Company exercised its right to call for the redemption of 10% of the aggregate principal amount of its outstanding ITC^DeltaCom Notes. The Company redeemed $32.5 million aggregate principal amount of the ITC^DeltaCom Notes on December 6, 2012. The redemption price was equal to 103% of the principal amount thereof, plus accrued and unpaid interest. Upon completion of the redemption, $292.3 million aggregate principal amount of the ITC^DeltaCom Notes remained outstanding. The Company recognized an $0.8 million gain on redemption.

If (1) ITC^DeltaCom sells certain of its assets and does not either (a) apply the net sale proceeds to repay indebtedness under the ITC^DeltaCom Notes or other indebtedness secured on a first-priority basis or (b) reinvest the net sale proceeds in its business or (2) ITC^DeltaCom experiences a change of control, ITC^DeltaCom may be required to offer to purchase ITC^DeltaCom Notes from holders at 100% of their principal amount, in the case of a sale of assets, or 101% of their principal amount, in the case of a change of control. ITC^DeltaCom would be required to pay accrued and unpaid interest, if any, on the ITC^DeltaCom Notes redeemed or purchased in each of the foregoing events of redemption or purchase.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Ranking and guaranty. The ITC^DeltaCom Notes are ITC^DeltaCom’s general senior obligations and rank equally in right of payment with any future senior indebtedness. The ITC^DeltaCom Notes are secured on a first-priority basis, along with any future pari passu secured obligations, subject to specified exceptions and permitted liens, by substantially all of the assets of ITC^DeltaCom and its subsidiaries that are deemed to be restricted subsidiaries under the indenture governing the ITC^DeltaCom Notes. Currently all of ITC^DeltaCom’s subsidiaries are deemed to be restricted subsidiaries under the indenture.

The ITC^DeltaCom Notes are guaranteed on a senior secured basis by each of ITC^DeltaCom’s restricted subsidiaries on the initial issue date of the ITC^DeltaCom Notes and will be guaranteed on a senior secured basis by each future domestic restricted subsidiary, other than certain excluded subsidiaries, and by any foreign restricted subsidiary that guarantees any indebtedness of ITC^DeltaCom or any domestic restricted subsidiary. The guarantees are the subsidiary guarantors’ general senior obligations and rank equally in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness.

Covenants. The indenture governing the ITC^DeltaCom Notes contains covenants that, among other things, limit ITC^DeltaCom’s ability, and the ability of ITC^DeltaCom’s restricted subsidiaries, to incur additional indebtedness, create liens, pay dividends on, redeem or repurchase ITC^DeltaCom’s capital stock, make investments or repay subordinated indebtedness, engage in sale-leaseback transactions, enter into transactions with affiliates, sell assets, create restrictions on dividends and other payments to ITC^DeltaCom from its subsidiaries, issue or sell stock of subsidiaries and engage in mergers and consolidations. All of the covenants are subject to a number of important qualifications and exceptions under the indenture. As of March 31, 2013, ITC^DeltaCom was in compliance with all of its covenants.

EarthLink Senior Notes due May 2019

General.  In May 2011, the Company completed a private placement of $300.0 million aggregate principal amount of 8-7/8% Senior Notes due 2019 (the “Senior Notes”).  The Senior Notes were issued at 96.555% of their principal amount, resulting in gross proceeds of approximately $289.7 million and net proceeds of $280.2 million after deducting transaction fees of $9.5 million. In September 2011, in accordance with the registration rights granted to the original purchasers of the Senior Notes, the Company completed an exchange offer of the privately placed Senior Notes for new 8-7/8% Senior Notes due 2019 registered with the SEC with substantially identical terms to the original Senior Notes.

The Senior Notes accrue interest at a rate of 8-7/8% per year, payable on May 15 and November 15 of each year, commencing on November 15, 2011. The Senior Notes will mature on May 15, 2019.

Redemption.  The Company may redeem the Senior Notes, in whole or in part, (i) from May 15, 2015 until May 15, 2016 at a price equal to 104.438% of the principal amount of the Senior Notes redeemed; (ii) from May 15, 2016 until May 15, 2017 at a price equal to 102.219% of the principal amount of the Senior Notes redeemed; and (iii) from May 15, 2017 at a price equal to 100% of the principal amount of the Senior Notes redeemed, in each case plus accrued and unpaid interest.  Prior to May 15, 2015, the Company may also redeem the Senior Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed plus a make-whole premium and accrued and unpaid interest.  In addition, prior to May 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings at a price equal to 108.875% of the principal amount of the Senior Notes redeemed, plus accrued and unpaid interest.

Ranking and guaranty. The Senior Notes and the related guarantees of certain of the Company’s wholly-owned subsidiaries (the “Guarantors”) are the Company’s and the Guarantors’ unsecured senior obligations and rank equally with all of the Company’s and the Guarantors’ other senior indebtedness.

Covenants. The indenture governing the Senior Notes includes covenants which, subject to certain exceptions, limit the ability of the Company and its Restricted Subsidiaries (as defined in the indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, incur liens on assets of the Company or the Restricted Subsidiaries, engage in asset sales and enter into transactions with affiliates. Upon a change of control (as defined in the indenture), the Company may be required to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. The indenture governing the Senior Notes also contains customary events of default. As of March 31, 2013, the Company was in compliance with these covenants.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Revolving Credit Facility

General.  On May 20, 2011, the Company entered into a credit agreement (the “Credit Agreement”) providing for a senior secured revolving credit facility with aggregate revolving commitments of $150.0 million. The senior secured revolving credit facility terminates on May 20, 2015, and all amounts outstanding thereunder shall be due and payable in full.  The Company paid $1.9 million of transaction fees related to the new senior secured revolving credit facility, which are being amortized to interest expense over the life of the credit facility using the straight-line method. Commitment fees and borrowing costs under this facility vary and are based the Company’s most recent Consolidated Leverage Ratio (as defined in the Credit Agreement).  As of March 31, 2013, the Company’s Commitment Fee was 0.375% and the Company’s borrowing cost would be LIBOR plus 2.50% for LIBOR Rate Loans and the Base Rate plus 1.50% for Base Rate Loans. No loans were outstanding under the senior secured revolving credit facility as of March 31, 2013. However, $1.6 million of letters of credit were outstanding under the facility’s Letter of Credit Sublimit as of March 31, 2013.

Prepayment. The Company may prepay the senior secured revolving credit facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company may irrevocably reduce or terminate the unutilized portion of the senior secured revolving credit facility at any time without penalty.

Covenants. The Credit Agreement contains representations and warranties, covenants, and events of default with respect to the Company and its subsidiaries that are customarily applicable to senior secured credit facilities.  However, such covenants will not apply to ITC^DeltaCom and its subsidiaries until the earlier of (i) the repayment or refinancing in full of the ITC^DeltaCom Notes or (ii) the date ITC^DeltaCom and its U.S. subsidiaries become guarantors of the senior secured revolving credit facility.  ITC^DeltaCom is not currently a guarantor under the senior secured revolving credit facility. The negative covenants contained in the Credit Agreement include restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens on assets, engage in certain mergers, acquisitions or divestitures, pay dividends or make other distributions, voluntarily prepay certain other indebtedness (including certain prepayments of the Company’s existing notes and the ITC^DeltaCom Notes), enter into transactions with affiliates, make investments, and change the nature of their businesses, and amend the terms of certain other indebtedness (including the Company’s existing notes and the ITC^DeltaCom Notes), in each case subject to certain exceptions set forth in the Credit Agreement.

Additionally, the Credit Agreement requires the Company to maintain a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio (as defined in the Credit Agreement). As of March 31, 2013, the Company was in compliance with these covenants. As a result of an increase in capital expenditures, the Company may not satisfy the minimum consolidated interest coverage ratio within the next twelve months. Based on discussion with the administrative agent for the Credit Agreement, the Company believes it would be able to amend the Credit Agreement to permit compliance with this covenant. However, if the Company breached this covenant, it would not be able to access funds under the revolving credit facility. This would not impact the Company's results of operations as no amounts are drawn under the credit facility. However, it would provide the Company with less flexibility for strategic transactions and other potential business needs.

Capital Lease Obligations

The Company maintains capital leases relating to indefeasible right-to-use agreements, vehicles and equipment. Depreciation expense related to assets under capital leases is included in depreciation and amortization expense in the Condensed Consolidated Statements of Comprehensive Income (Loss).

11.  Stockholders’ Equity

Share Repurchases

Since the inception of the Company’s share repurchase program, the Board of Directors has authorized a total of $750.0 million for the repurchase of EarthLink’s common stock. As of March 31, 2013, the Company had $73.5 million available under the current authorizations. The Company may repurchase its common stock from time to time in compliance with the Securities and Exchange Commission’s regulations and other legal requirements, including through the use of derivative transactions, and subject to market conditions and other factors. The share repurchase program does not require the Company to acquire any specific number of shares and may be terminated by the Board of Directors at any time.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

The Company did not repurchase any of its common stock pursuant to its share repurchase program during the three months ended March 31, 2012 and 2013.

Dividends

During the three months ended March 31, 2012 and 2013, cash dividends declared were $0.05 and $0.05 per common share, respectively. The Company also pays cash dividend amounts on each outstanding restricted stock unit to be paid at the time the restricted stock unit vests. Cash dividend amounts are forfeited if the restricted stock units do not vest. Total dividend payments were $5.4 million and $0.2 million during the three months ended March 31, 2012 and 2013, respectively. The Company currently intends to pay regular quarterly dividends on its common stock.  Any decision to declare future dividends will be made at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, investment opportunities and other factors the Board of Directors may deem relevant. In addition, the agreements governing the Company’s Senior Notes and senior secured revolving credit facility contain restrictions on the amount of dividends the Company can pay.

12.  Stock-Based Compensation

The Company measures compensation cost for all stock awards at fair value on the date of grant and recognizes compensation expense over the requisite service period for awards expected to vest. The Company estimates the fair value of stock options using the Black-Scholes valuation model, and determines the fair value of restricted stock units based on the quoted price of EarthLink’s common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. For performance-based awards, the Company recognizes expense over the requisite service period, net of estimated forfeitures, using the accelerated attribution method when it is probable that the performance measure will be achieved. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Stock-based compensation expense was $2.7 million and $4.0 million during the three months ended March 31, 2012 and 2013, respectively.  The Company has classified stock-based compensation expense within selling, general and administrative expense, the same operating expense line item as cash compensation paid to employees.

Stock Incentive Plans

The Company has granted options and restricted stock units to employees and non-employee directors to purchase the Company’s common stock under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, restricted stock units, phantom share units and performance awards, among others. The plans are administered by the Board of Directors or the Leadership and Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the closing market value of EarthLink, Inc. common stock on the date of grant, have a term of ten years or less, and vest over terms of four years from the date of grant. Restricted stock units are granted with various vesting terms that range from one to three years from the date of grant.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Options Outstanding

The following table summarizes stock option activity as of and for the three months ended March 31, 2013:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(shares and dollars in thousands)
Outstanding as of December 31, 2012	3,723	$8.12
Granted	2,301	6.08
Forfeited and expired	(165)	7.49
Outstanding as of March 31, 2013	5,859	7.34	7.8	$—
Vested and expected to vest as of March 31, 2013	5,667	$7.36	7.7	$—
Exercisable as of March 31, 2013	2,033	$8.58	4.5	$—

The aggregate intrinsic value amounts in the table above represent the closing price of the Company’s common stock on March 31, 2013 in excess of the exercise price, multiplied by the number of stock options outstanding, exercisable or vested and expected to vest, when the closing price is greater than the exercise price. This represents the amount that would have been received by the stock option holders if they had all exercised their stock options on March 31, 2013. The total intrinsic value of options exercised during the three months ended March 31, 2012 and 2013 was $13,000 and $0, respectively. The intrinsic value of stock options exercised represents the difference between the market value of Company’s common stock at the time of exercise and the exercise price, multiplied by the number of stock options exercised.  As of March 31, 2013, there was $5.6 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 3.3 years.

The following table summarizes the status of the Company’s stock options as of March 31, 2013:

						Stock Options
Stock Options Outstanding						Exercisable
				Weighted
				Average	Weighted		Weighted
				Remaining	Average		Average
Range of			Number	Contractual	Exercise	Number	Exercise
Exercise Prices			Outstanding	Life	Price	Exercisable	Price
			(in thousands)			(in thousands)
$6.08	to	$6.08	2,302	9.9	$6.08	—	$—
6.31	to	6.98	104	4.1	6.89	104	6.89
7.02	to	7.32	324	4.2	7.27	324	7.27
7.51	to	7.51	1,975	8.9	7.51	553	7.51
7.64	to	8.96	196	6.2	8.34	94	8.21
9.01	to	9.24	247	1.6	9.03	247	9.03
9.48	to	9.89	292	2.6	9.51	292	9.51
10.36	to	11.82	419	2.3	10.60	419	10.60
$6.08	to	$11.82	5,859	7.8	$7.34	2,033	$8.58

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

The fair value of stock options granted during the three months ended March 31, 2013 was estimated using the Black-Scholes option-pricing model with the following assumptions:

Three Months Ended
March 31, 2013
Dividend yield	3.29%
Expected volatility	31.20%
Risk-free interest rate	0.88%
Expected life	5 years

The weighted average grant date fair value of options granted during the three months ended March 31, 2013 was $1.19 per share. The dividend yield assumption was based on the Company's history of dividend payouts at the time of grant. The expected volatility was based on a combination of the Company's historical stock price and implied volatility. The selection of implied volatility data to estimate expected volatility was based upon the availability of prices for actively traded options on the Company's stock. The risk-free interest rate assumption was based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding.

Restricted Stock Units

The following table summarizes restricted stock unit activity as of and for the three months ended March 31, 2013:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
	(in thousands)
Outstanding as of December 31, 2012	2,981	$7.90
Granted	2,148	6.08
Vested	(547)	8.23
Forfeited	(285)	7.54
Outstanding as of March 31, 2013	4,297	$6.97

The fair value of restricted stock units is determined based on the closing price of EarthLink’s common stock on the grant date. The weighted-average grant date fair value of restricted stock units granted during the three months ended March 31, 2012 and 2013 was $7.51 and $6.08, respectively.  As of March 31, 2013, there was $25.3 million of total unrecognized compensation cost related to nonvested restricted stock units. That cost is expected to be recognized over a weighted-average period of 2.2 years. The total fair value of shares vested during the three months ended March 31, 2012 and 2013 was $3.8 million, which represents the closing price of the Company’s common stock on the vesting date multiplied by the number of restricted stock units that vested.

13.  Income Taxes

The following table presents the components of the income tax (provision) benefit from continuing operations for the three months ended March 31, 2012 and 2013:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands)
Current provision	$(1,930)	$(129)
Deferred (provision) benefit	(1,717)	32,247
Total income tax (provision) benefit	$(3,647)	$32,118

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

The income tax provision for the three months ended March 31, 2013 represents an effective rate of 12%, including tax expense of $0.2 million for discrete items, which represents (.06)% of the effective tax rate.  The effective rate differs from the federal statutory rate of 35% primarily because of the impairment of non-deductible goodwill, as well as state taxes. The discrete expense for the three months ended March 31, 2013 relates to stock based compensation, prior year state tax items and additional penalties and interest related to uncertain tax positions. The current tax provision for the three months ended March 31, 2013 was due to the prior year state tax items and penalties and interest related to uncertain tax positions. The non-cash deferred tax benefit was due primarily to net operating loss carryforwards and the impairment of tax deductible goodwill.

Valuation allowance. The Company has a valuation allowance of $38.6 million against certain deferred tax assets. Of this amount, approximately $31.6 million relates to net operating losses generated by the tax benefits of stock-based compensation. The valuation allowance will be removed upon utilization of these net operating losses by the Company as an adjustment to additional paid-in-capital.  Approximately $6.6 million relates to net operating losses in certain jurisdictions where the Company believes it is not “more likely than not” to be realized in future periods. In addition, valuation allowance of $0.4 million was established in 2010 relating to stock compensation deferred tax assets.

To the extent the Company reports income in future periods, the Company intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.  The Company’s ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards may be subject to restrictions attributable to equity transactions in the future resulting from changes in ownership as defined under the Internal Revenue Code.

The Company recognizes deferred tax assets and liabilities using tax rates in effect for the years in which temporary differences are expected to reverse, including net operating loss carryforwards. Management assesses the realizability of deferred tax assets and records a valuation allowance if it is more-likely-than-not that all or a portion of the deferred tax assets will not be realized. The Company considers the probability of future taxable income and our historical profitability, among other factors, in assessing the amount of the valuation allowance. Significant judgment is involved in this determination, including projections of future taxable income. Changes in these estimates and assumptions could materially affect the amount of valuation allowance. Adjustments could be required in the future if it is estimated that the amount of deferred tax assets that are "more-likely-than-not" able to be realized is more or less than the net amount recorded. Any change in the valuation allowance could have the effect of increasing and/or decreasing stockholders' equity or the income tax provision in the statement of comprehensive income (loss).

Uncertain tax positions.  The Company has identified its federal tax return and its state tax returns in Alabama, California, Florida, Georgia, Massachusetts, New York and North Carolina as material tax jurisdictions for purposes of calculating its uncertain tax positions.  The Company believes that its income tax filing positions and deductions through the period ended March 31, 2013 will not result in a material adverse effect on the Company's financial condition, results of operations or cash flow. The Company's policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. As of March 31, 2013, $0.7 million of interest and $0.8 million of penalties had been accrued.

There has been no change in the amount of unrecognized tax benefits for the three months ended March 31, 2013. Within the next twelve months, it is reasonably possible that approximately $1.0 million of the total uncertain tax positions recorded will reverse, primarily due to the expiration of statutes of limitation in various jurisdictions.

14.  Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as observable inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Assets measured at fair value on a recurring basis

As of December 31, 2012 and March 31, 2013, the Company held certain assets that are required to be measured at fair value on a recurring basis.  These included the Company’s cash equivalents and marketable securities. The following tables present the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2012 and March 31, 2013:

			Fair Value Measurements as of December 31, 2012 Using
Description	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents	$27,854	$27,854	$27,854	$—	$—
Corporate debt securities	30,181	30,181	—	30,181	—
Government and agency securities	5,314	5,314	—	5,314	—
Commercial paper	9,293	9,293	—	9,293	—
Certificates of deposit	1,552	1,552	—	1,552	—
Municipal bonds	511	511	—	511	—
Total	$74,705	$74,705	$27,854	$46,851	$—

			Fair Value Measurements as of March 31, 2013 Using
Description	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents	$43,800	$43,800	$43,800	$—	$—
Corporate debt securities	31,412	31,412	—	31,412	—
Government and agency securities	5,188	5,188	—	5,188	—
Commercial paper	8,291	8,291	—	8,291	—
Municipal bonds	1,062	1,062	—	1,062	—
Total	$89,753	$89,753	$43,800	$45,953	$—

As of December 31, 2012 and March 31, 2013, the Company classified its cash equivalents within Level 1 because these securities were valued based on quoted market prices in active markets. The Company classified its government and agency securities, corporate debt securities, commercial paper and certificates of deposit within Level 2 because these securities were valued based on quoted prices in markets that are less active, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. The Company utilizes an independent pricing service to assist in obtaining fair-value pricing for its Level 2 securities.  Where observable market data is available, the pricing service will use a weighted average price from a variety of data providers.  Where observable market data is not readily available, the pricing service will use a pricing model appropriate to the type and structure of the security.  The Company periodically evaluates the reasonableness of these models.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Fair value of debt

The estimated fair value of the Company’s debt was determined based on Level 2 input using observable market prices in less active markets. The following table presents the fair value of the Company’s debt, excluding capital leases, as of December 31, 2012 and March 31, 2013:

	As of December 31, 2012		As of March 31, 2013
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
ITC^DeltaCom senior notes	$307,994	$306,915	$306,905	$306,915
EarthLink senior notes	291,182	315,000	291,437	304,500
Total debt, excluding capital leases	$599,176	$621,915	$598,342	$611,415

15.  Segment Information

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides a broad range of data, voice and IT services to retail and wholesale business customers. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to residential customers.

The Company evaluates performance of its segments based on segment operating income. Segment operating income includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include costs over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, operations expenses, product development expenses, certain technology and facilities expenses, billing operations and provisions for doubtful accounts. Segment operating income excludes other income and expense items and certain expenses over which segment managers do not have discretionary control. Costs excluded from segment operating income include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), depreciation and amortization, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs, and stock-based compensation expense, as they are not considered in the measurement of segment performance. Certain amount in the prior period segment operating income information have been reclassified to conform to the current period presentation, including segment operating expenses and segment revenues.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Information on reportable segments and a reconciliation to consolidated income from operations for the three months ended March 31, 2012 and 2013 is as follows:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands)
Business Services
Revenues	$256,979	$244,563
Cost of revenues (excluding depreciation and amortization)	129,529	127,919
Gross margin	127,450	116,644
Direct segment operating expenses	83,874	84,512
Segment operating income	$43,576	$32,132
Consumer Services
Revenues	$84,112	$72,225
Cost of revenues (excluding depreciation and amortization)	27,519	24,947
Gross margin	56,593	47,278
Direct segment operating expenses	16,399	12,482
Segment operating income	$40,194	$34,796
Consolidated
Revenues	$341,091	$316,788
Cost of revenues	157,048	152,866
Gross margin	184,043	163,922
Direct segment operating expenses	100,273	96,994
Segment operating income	83,770	66,928
Depreciation and amortization	45,228	43,355
Impairment of goodwill	—	255,599
Restructuring, acquisition and integration-related costs	3,521	11,262
Corporate operating expenses	7,644	9,584
Income (loss) from operations	$27,377	$(252,872)

The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the chief operating decision maker and therefore, total segment assets have not been disclosed.

The Company has not provided information about geographic segments because substantially all of the Company’s revenues, results of operations and identifiable assets are in the United States.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Information on revenues by groups of similar services and by segment for the three months ended March 31, 2012 and 2013 is as follows:

	Three Months Ended
	March 31,
	2012	2013
	(in thousands)
Business Services
Retail services	$214,934	$201,081
Wholesale services	36,942	38,858
Other services	5,103	4,624
Total revenues	256,979	244,563
Consumer Services
Access services	71,767	60,740
Value-added services	12,345	11,485
Total revenues	84,112	72,225
Total Revenues	$341,091	$316,788

The Company’s Business Services segment earns revenue by providing a broad range of data, voice and IT services to retail and wholesale business customers. The Company presents its Business Services revenue in the following three categories: (1) retail services, which includes data, voice and IT services provided to business customers; (2) wholesale services, which includes the sale of transmission capacity to other telecommunications carriers; and (3) other services, which includes the sale of customer premises equipment and web hosting. The Company's IT services, which are included within its retail services, include data centers, virtualization, security, applications, premises-based solutions, managed solutions and support services. Revenues generally consist of recurring monthly charges for such services; usage fees; installation fees; and termination fees.

The Company’s Consumer Services segment earns revenue by providing nationwide Internet access and related value-added services. The Company presents its Consumer Services revenue in the following two categories: (1) access services, which includes narrowband and broadband Internet access services and (2) value-added services, which includes revenues from ancillary services sold as add-on features to EarthLink’s Internet access services, such as security products, premium email only, home networking, email storage and Internet call waiting; search revenues; and advertising revenues. Revenues generally consist of recurring monthly charges for such services; usage fees; installation fees; termination fees; and fees for equipment.

16. Commitments and Contingencies

Legal proceedings and other disputes

General. The Company is party to various legal proceedings and other disputes arising in the normal course of business, including, but not limited to, regulatory audits, trademark and patent infringement, billing disputes, rights of access, tax, consumer protection, employment and tort. The Company accrues for such matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Where it is probable that a liability has been incurred and there is a range of expected loss for which no amount in the range is more likely than any other amount, the Company accrues at the low end of the range. The Company reviews its accruals each reporting period.
The Company's management believes that there are no disputes, litigation or other legal proceedings, audits or disputes asserted or pending against the Company that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows, and believes that adequate provision for any probable and estimable losses has been made in the Company's condensed consolidated financial statements. However, the ultimate result of any current or future litigation or other legal proceedings, audits or disputes is inherently unpredictable and could result in liabilities that are higher than currently predicted.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Regulatory audits. The Company is subject to regulatory audits in the ordinary course of business with respect to various matters, including audits by the Universal Service Administrative Company on universal service fund assessments and payments. These audits can cover periods for several years prior to the date the audit is undertaken and could result in the imposition of liabilities, interest and penalties if the Company's positions are not accepted by the auditing entity. The Company's financial statements contain reserves for certain of such potential liabilities.
Patents. From time to time, the Company receives notices of infringement of patent rights from parties claiming to own patents related to certain of the Company's services and products. While the Company has been subject to these disputes in the past, the number has increased since the acquisitions of ITC^DeltaCom and One Communications. Certain of these claims are made by patent holding companies that are not operating companies. The alleging parties generally seek royalty payments for prior use as well as future royalty streams. Most of these matters are in preliminary stages. The Company intends to vigorously defend its position with respect to all of these matters.
Billing disputes. The Company is periodically involved in disputes related to its billings to other carriers for access to its network. The Company does not recognize revenue related to such matters until the period that it is reasonably assured of the collection of these claims. In the event that a claim is made related to revenues previously recognized, the Company assesses the validity of the claim and adjusts the amount of revenue being recognized to the extent that the claim adjustment is considered probable and estimable.
     The Company periodically disputes network access charges that it is assessed by other companies with which the Company interconnects. The Company maintains adequate reserves for anticipated exposure associated with these billing disputes. The reserves are subject to changes in estimates and management judgment as new information becomes available. In view of the length of time historically required to resolve these disputes, they may be resolved or require adjustment in future periods and relate to costs invoiced, accrued or paid in prior periods. While the Company believes its reserves for billing disputes are adequate, the Company could record additional expense of up to $5.3 million for unrecorded disputed amounts.
 Regulation
The Company's services are subject to varying degrees of federal, state and local regulation. These regulations are subject to ongoing proceedings at federal and state administrative agencies or within state and federal judicial systems. Results of these proceedings could change, in varying degrees, the manner in which the Company operates. The Company cannot predict the outcome of these proceedings or their effect on the Company's industry generally or upon the Company specifically.

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

17.  Condensed Consolidating Financial Information

In May 2013, the Company completed a private placement of $300.0 million aggregate principal amount of 7.375% Senior Secured Notes Due 2020 (the “Original Senior Secured Notes”). The Original Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company's existing and future domestic subsidiaries other than certain excluded future subsidiaries (the “Guarantor Subsidiaries”). All of the Guarantor Subsidiaries are 100% owned by the Company. Pursuant to a registration rights agreement, the Company is required to register an identical series of notes (the “Exchange Senior Secured Notes”) with the SEC and to offer to exchange those registered Exchange Senior Secured Notes for the Original Senior Secured Notes. The Exchange Senior Secured Notes will also be guaranteed by the Guarantor Subsidiaries. In connection with the registration of the Exchange Senior Notes and related guarantees, the Company will be required to provide the financial information in respect of those notes set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”).

In May 2013, the Company also entered into a supplemental indenture governing the Company's 8.875% Senior Notes due 2019 to add the Company's subsidiary ITC^DeltaCom, Inc. and its subsidiaries as guarantors under the indenture governing these Senior Notes. ITC^DeltaCom, Inc. and its subsidiaries were the only Company subsidiaries that did not previously guarantee the Senior Notes. Accordingly, the Company's Senior Notes are now fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantor Subsidiaries, including ITC^DeltaCom, Inc. and its subsidiaries.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to Rule 3-10. The Parent column represents EarthLink's stand-alone results and its investment in all of its subsidiaries presented using the equity method of accounting. The Guarantor Subsidiaries are presented in a separate column and represent all the Guarantor Subsidiaries on a combined basis. Intercompany eliminations and consolidations are shown in a separate column. Included in this column are: 1) amounts for impairment of goodwill recognized at a consolidated level that are not required or permitted in the separate stand-alone financial statements of the subsidiaries; 2) amounts for income taxes recognized at a consolidated level that are not required or permitted in the separate stand-alone financial statements of the subsidiaries, including the determination of the need for a valuation allowance; and 3) intercompany revenue and cost of revenue eliminations. Certain amounts in the prior period condensed consolidating balance sheet have been revised to conform with the current period presentation. The condensed consolidating financial information is presented in the following tables (in thousands):

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Condensed Consolidating Balance Sheet
As of March 31, 2013

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$104,481	$41,667	$—	$146,148
Marketable securities	41,845	—	—	41,845
Restricted cash	—	1,013	—	1,013
Accounts receivable, net	9,014	100,939	—	109,953
Prepaid expenses	5,577	13,446	—	19,023
Deferred income taxes, net	—	5,153	4,749	9,902
Due from affiliates	93,582	6,821	(100,403)	—
Other current assets	4,389	20,176	(523)	24,042
Total current assets	258,888	189,215	(96,177)	351,926
Long-term marketable securities	4,108	—	—	4,108
Property and equipment, net	25,753	405,175	—	430,928
Long-term deferred income taxes, net	—	88,273	144,600	232,873
Goodwill	88,920	290,495	(256,700)	122,715
Purchased intangible assets, net	—	199,446	—	199,446
Investment in subsidiaries	627,530	—	(627,530)	—
Other long-term assets	8,633	10,601	523	19,757
Total assets	$1,013,832	$1,183,205	$(835,284)	$1,361,753
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,043	$14,228	$—	$17,271
Accrued payroll and related expenses	3,761	19,031	—	22,792
Other accrued liabilities	38,033	107,326	(1,845)	143,514
Deferred revenue	13,502	37,785	—	51,287
Due to affiliates	—	100,403	(100,403)	—
Current portion of debt and capital lease obligations	87	1,312	—	1,399
Total current liabilities	58,426	280,085	(102,248)	236,263
Long-term debt and capital lease obligations	291,766	321,900	—	613,666
Other long-term liabilities	11,499	32,120	(11,164)	32,455
Total liabilities	361,691	634,105	(113,412)	882,384
Stockholders’ equity:
Common stock	1,972	—	—	1,972
Additional paid-in capital	2,054,950	892,776	(892,776)	2,054,950
Accumulated deficit	(669,791)	(343,676)	170,904	(842,563)
Treasury stock, at cost	(735,003)	—	—	(735,003)
Accumulated other comprehensive income	13	—	—	13
Total stockholders’ equity	652,141	549,100	(721,872)	479,369
Total liabilities and stockholders’ equity	$1,013,832	$1,183,205	$(835,284)	$1,361,753

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2012

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$70,312	$87,309	$—	$157,621
Marketable securities	42,073	—	—	42,073
Restricted cash	—	1,013	—	1,013
Accounts receivable, net	9,490	103,275	—	112,765
Prepaid expenses	6,352	10,819	—	17,171
Deferred income taxes, net	1,234	5,948	8,772	15,954
Due from affiliates	90,778	30,429	(121,207)	—
Other current assets	7,862	12,441	—	20,303
Total current assets	228,101	251,234	(112,435)	366,900
Long-term marketable securities	4,778	—	—	4,778
Property and equipment, net	24,427	394,539	—	418,966
Long-term deferred income taxes, net	12,421	74,013	108,578	195,012
Goodwill	88,920	290,495	—	379,415
Purchased intangible assets, net	—	214,685	—	214,685
Investment in subsidiaries	650,405	—	(650,405)	—
Other long-term assets	8,842	10,812	—	19,654
Total assets	$1,017,894	$1,235,778	$(654,262)	$1,599,410
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,654	$16,138	$—	$18,792
Accrued payroll and related expenses	9,493	21,510	—	31,003
Other accrued liabilities	23,064	106,524	(16)	129,572
Deferred revenue	13,883	37,807	—	51,690
Due to affiliates	—	121,207	(121,207)	—
Current portion of debt and capital lease obligations	93	1,282	—	1,375
Total current liabilities	49,187	304,468	(121,223)	232,432
Long-term debt and capital lease obligations	291,534	323,356	—	614,890
Other long-term liabilities	3,139	32,502	(2,357)	33,284
Total liabilities	343,860	660,326	(123,580)	880,606
Stockholders’ equity:
Common stock	1,969	—	—	1,969
Additional paid-in capital	2,057,974	894,223	(894,223)	2,057,974
Accumulated deficit	(650,918)	(318,771)	363,541	(606,148)
Treasury stock, at cost	(735,003)	—	—	(735,003)
Accumulated other comprehensive income	12	—	—	12
Total stockholders’ equity	674,034	575,452	(530,682)	718,804
Total liabilities and stockholders’ equity	$1,017,894	$1,235,778	$(654,262)	$1,599,410

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Condensed Consolidating Statement of Comprehensive Loss
Three Months Ended March 31, 2013

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Revenues	$77,102	$241,918	$(2,232)	$316,788
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	26,216	128,882	(2,232)	152,866
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	22,065	84,513	—	106,578
Depreciation and amortization	1,620	41,735	—	43,355
Impairment of goodwill	—	—	255,599	255,599
Restructuring, acquisition and integration-related costs	3,552	7,710	—	11,262
Total operating costs and expenses	53,453	262,840	253,367	569,660
Income (loss) from operations	23,649	(20,922)	(255,599)	(252,872)
Interest expense and other, net	(6,729)	(7,827)	—	(14,556)
Equity in losses of subsidiaries	(24,905)	—	24,905	—
Loss before income taxes	(7,985)	(28,749)	(230,694)	(267,428)
Income tax (provision) benefit	(10,888)	3,850	39,156	32,118
Loss from continuing operations	(18,873)	(24,899)	(191,538)	(235,310)
Loss from discontinued operations, net of tax	—	(6)	(1,099)	(1,105)
Net loss	$(18,873)	$(24,905)	$(192,637)	$(236,415)

Comprehensive loss	$(18,872)	$(24,905)	$(192,637)	$(236,414)

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Condensed Consolidating Statement of Comprehensive Income (Loss)
Three Months Ended March 31, 2012

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Revenues	$89,893	$253,018	$(1,820)	$341,091
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	29,014	129,854	(1,820)	157,048
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	24,042	83,875	—	107,917
Depreciation and amortization	1,925	43,303	—	45,228
Restructuring, acquisition and integration-related costs	1,786	1,735	—	3,521
Total operating costs and expenses	56,767	258,767	(1,820)	313,714
Income (loss) from operations	33,126	(5,749)	—	27,377
Interest expense and other, net	(6,474)	(9,284)	—	(15,758)
Equity in losses of subsidiaries	(13,795)	—	13,795	—
Income (loss) before income taxes	12,857	(15,033)	13,795	11,619
Income tax (provision) benefit	(9,414)	2,420	3,347	(3,647)
Income (loss) from continuing operations	3,443	(12,613)	17,142	7,972
Loss from discontinued operations, net of tax	—	(1,182)	473	(709)
Net income (loss)	$3,443	$(13,795)	$17,615	$7,263

Comprehensive income (loss)	$3,457	$(13,795)	$17,615	$7,277

EARTHLINK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED - (Continued)

Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2013

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Cash flows from operating activities	$35,541	$(3,697)	$—	$31,844
Cash flows from investing activities:
Purchases of property and equipment	(2,043)	(40,411)	—	(42,454)
Purchases of marketable securities	(15,792)	—	—	(15,792)
Sales and maturities of marketable securities	16,690	—	—	16,690
Purchase of customer relationships	—	(1,195)	—	(1,195)
Net cash used in investing activities	(1,145)	(41,606)	—	(42,751)
Cash flows from financing activities:
Principal payments under capital lease obligations	(28)	(353)	—	(381)
Payment of dividends	(199)	—	—	(199)
Other	—	14	—	14
Net cash used in financing activities	(227)	(339)	—	(566)
Net increase (decrease) in cash and cash equivalents	34,169	(45,642)	—	(11,473)
Cash and cash equivalents, beginning of period	70,312	87,309	—	157,621
Cash and cash equivalents, end of period	$104,481	$41,667	$—	$146,148

Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2012

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Cash flows from operating activities	$24,748	$41,463	$—	$66,211
Cash flows from investing activities:
Purchases of property and equipment	(4,316)	(27,459)	—	(31,775)
Purchases of marketable securities	(19,187)	—	—	(19,187)
Change in restricted cash	—	718	—	718
Other	16	16	—	32
Net cash used in investing activities	(23,487)	(26,725)	—	(50,212)
Cash flows from financing activities:
Repayment of debt and capital lease obligations	(9)	(406)	—	(415)
Payment of dividends	(5,441)	—	—	(5,441)
Proceeds from exercises of stock options	46	—	—	46
Change in due to/from affiliates, net	(8,006)	8,006	—	—
Other	—	31	—	31
Net cash (used in) provided by financing activities	(13,410)	7,631	—	(5,779)
Net (decrease) increase in cash and cash equivalents	(12,149)	22,369	—	10,220
Cash and cash equivalents, beginning of period	148,363	63,420	—	211,783
Cash and cash equivalents, end of period	$136,214	$85,789	$—	$222,003